Exhibit (d)(9)

FOURTH AMENDMENT TO MUTUAL CONFIDENTIALITY AGREEMENT

Eli Lilly and Company and Morphic Therapeutic, Inc. and Morphic Holding, Inc. (added via the Third Amendment) entered into a Mutual Confidentiality Agreement effective December 30, 2020 and amended on December 16, 2021 and on December 13, 2022 and on August 24, 2023 (collectively, the “Agreement”). This Fourth Amendment (this “Amendment”) forms part of, and is hereby incorporated by reference into, the Agreement.

By this Amendment, the parties agree that the Agreement shall be, and hereby is, amended as follows:

1.	The first sentence of Section 10 of the Agreement shall be amended and restated as follows:

“This Agreement shall be effective as of the Effective Date and shall continue in effect until the date 12 months after the last date of execution of the Fourth Amendment to the Agreement, provided, however, that the confidentiality and non-use obligations imposed by this Agreement shall apply to Confidential Information for five (5) years after the term expires or the Agreement is terminated.”

2.	Section 12 of the Agreement shall be amended and restated in its entirety as follows:

12.	Standstill Provision

(a)

During the 12-month period commencing on last date of execution of the Fourth Amendment to the Agreement (“Standstill Period”), except as otherwise provided in this Agreement, Counterparty and Counterparty’s Affiliates will not, directly or indirectly, and will not encourage or assist others to, without the prior written invitation of Morphic Holding’s Board of Directors:

(i)

whether alone or in concert with others, make any proposal regarding, or otherwise be involved in, any extraordinary transactions such as a merger, consolidation, acquisition, tender offer or exchange offer, purchase of assets of business, corporate reorganization, recapitalization, restructuring, or liquidation, involving Morphic Holding or any of its Affiliates or assets;

(ii)

whether alone or in concert with others, acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including any voting right or beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any voting securities of Morphic Holding or any option, forward contract, swap or other position with a value derived from securities of Morphic Holding (collectively with the transactions described in (i) above, a “Business Combination”);

(iii)

make, or in any way participate in, any “solicitation” (as such terms is defined in Rule 14a-1 under the Exchange Act, including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person with respect to the voting of any securities of Morphic Holding;

(iv)

form, join, or in any way communicate or associate with other securityholders or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities (including in derivative form) of Morphic Holding or a Business Combination involving Morphic Holding;

(v)	nominate any person as a director of Morphic Holding;

(vi)	propose any matter to be voted upon by the stockholders of Morphic Holding; or

(vii)

take any action that would, or would reasonably be expected to cause or require Counterparty or Morphic Holding to make a public announcement regarding a potential Business Combination, taking into account Morphic Holding’s circumstances at the time to the extent known to Counterparty, except for the private communications, proposals or offers as provided below.

(b)

Notwithstanding anything to the contrary in this Agreement, Section 12(a) shall be of no force and effect if at any time during the Standstill Period: (i) a third party commences a tender or exchange offer for at least 50% of the outstanding common shares of Morphic Holding and the Board of Directors of Morphic Holding does not publicly recommend that the stockholders of Morphic Holding reject such offer within ten (10) business days of the commencement thereof; or (ii) Morphic Holding announces that it has entered into a definitive agreement with a third party with respect to a possible Business Combination in which Morphic Holding’s stockholders immediately prior to such Business Combination would retain or receive voting securities which would constitute immediately following such Business Combination less than 50% of the combined voting power of the voting securities of the entity surviving the Business Combination or the ultimate parent company of such entity.

(c)

Notwithstanding anything to the contrary in this Agreement, nothing in this Section 12 shall prevent Counterparty from: (i) having a private communication with, or making a private offer or proposal to, Morphic Holding’s CEO or Board of Directors so long as such private communication, offer or proposal, would not reasonably be expected to require a public disclosure under applicable law or the listing requirements of the primary securities exchange on which Morphic Holding’s securities are listed; provided that the contents, subject and existence of any such communications shall constitute Confidential Information hereunder; (ii) making passive investments by a pension or employee benefit plan or trust for Counterparty (or its Affiliates) employees so long as such investments (including trading) are directed by independent trustees or administrators who have not received and do not have access to Morphic Holding’s Confidential Information (including the fact that a Potential Transaction has been considered) and such investments do not require Counterparty or its Affiliates to file a Schedule 13D or 13G with the SEC with respect to Morphic Holding’s securities; (iii) acquiring the equity securities of an entity that owns securities in Morphic Holding prior to such transaction contemplated herein so long as such acquisition is not consummated for the purpose for circumventing this Section 12; or (iv) acquiring (directly or indirectly) up to an aggregate of five percent (5%) of the outstanding securities of Morphic Holding.

Capitalized terms used herein will have the same meaning as defined in the Agreement. All other terms, obligations and conditions of the Agreement shall remain in full force and effect.

This Amendment, which shall be effective on the last date signed below, may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment. Scanned, electronic and facsimile signatures will be as binding as original signatures.

AGREED:

Eli Lilly and Company	Morphic Therapeutic, Inc.

/s/ Judith Fitzgerald	/s/ Aaron Pelta
Authorized Signature	Authorized Signature

Judith Fitzgerald	Aaron Pelta
Printed Name	Printed Name

Authorized Signatory	SVP Corporate Business Development
Title	Title

4/23/2024	4/23/2024
Date	Date

Morphic Holding, Inc.

/s/ Aaron Pelta
Authorized Signature

Aaron Pelta
Printed Name

SVP Corporate Business Development
Title

4/23/2024
Date